Exhibit 99.1

Iron Mountain Reports Fourth Quarter and Full Year 2010 Financial Results

  Q4/2010 results conclude a year of strong financial performance; quarterly revenue, Adjusted OIBDA and Adjusted EPS in line with expectations
  Full year 2010 results build on strong long-term track record; profitability and free cash flow before acquisitions and discretionary investments reach record high levels
  Company targets solid cash flow and Adjusted EPS gains in 2011; refines preliminary outlook for revenue and Adjusted OIBDA

BOSTON--(BUSINESS WIRE)--February 24, 2011--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported its financial results for the fourth quarter ended December 31, 2010. The Company reported revenue, Adjusted OIBDA, as defined below (see Appendix B) and Adjusted Earnings Per Share (see Appendix B), growth of 1%, 4% and 11%, respectively, compared to the fourth quarter of 2009. Adjusted OIBDA growth was supported by benefits from ongoing operational improvement initiatives that drove continued gross margin gains. Adjusted OIBDA gains and controlled capital expenditures drove $373 million of free cash flow before acquisitions and discretionary investments (FCF) for the full year (see Appendix B). The Company increased its full-year 2011 outlook for FCF and Adjusted EPS and refined its revenue and Adjusted OIBDA outlook to reflect current service revenue growth trends. Reported EPS for the quarter was $0.16 per share, including an additional $29 million, or $0.14 per share, goodwill impairment charge reflecting the finalization of the valuation of the digital business as previously announced last quarter.

“Iron Mountain’s fourth quarter results were in line with expectations and capped a year of solid financial performance for the Company as we posted our 22nd consecutive year of storage revenue growth. We reached record high levels for Adjusted OIBDA margins and free cash flow, continued to strengthen our balance sheet and implemented our first shareholder payout program,” said Bob Brennan, President and CEO. “Our business foundation is sound and we are well positioned to build on our long-term track record of strong performance as we move forward.”

Key Financial Highlights – FY 2010

The Company delivered strong financial performance in 2010 with profitability and FCF reaching record high levels on solid revenue growth of 4% for the year. Revenue for 2010 was $3.1 billion supported by 2% internal growth and benefits from acquisitions and favorable foreign currency rate changes, which added another 2% to total growth. Solid storage revenue growth and strong performance in our international expansion markets more than offset continued core service weakness and lower eDiscovery revenues. Gross profit increased 8% to $1.9 billion from $1.7 billion in 2009 supported by continued benefits from productivity initiatives, solid operating performance in international operations and higher recycled paper prices. These gains combined with controlled overhead spending resulted in $945 million of Adjusted OIBDA for 2010, a 9% increase over the prior year.

Adjusted EPS increased 17% in 2010 to $1.15 per share compared to 2009 supported by strong operating performance and lower interest expense. Reported net loss for the year was $54 million, or $0.27 per diluted share, including a $1.40 per share goodwill impairment charge related to the digital business as discussed more fully below. Strong operating profit gains and controlled capital spending drove an 11% increase in FCF from $336 million in 2009 to $373 million, or 12% of revenues, in 2010.

Key Financial Highlights – Q4 2010

Iron Mountain reported total consolidated revenues of $789 million for the fourth quarter, a 1% increase over the prior year period, supported by gains in storage internal revenue growth. At 1% for the fourth quarter, total core revenue internal growth trends were consistent with the prior quarter. Complementary revenue growth moderated in the quarter as strong hybrid revenue growth and narrowing gains from higher paper prices were partially offset by lower project revenues and eDiscovery sales.

Storage internal growth for the quarter was 2%, consistent with third quarter levels. Global records management net volumes increased modestly in the quarter as destructions remained at relatively higher levels, and increases from new sales were offset by modest declines in incoming volumes from existing customers. Core service revenue growth was (2)% as a result of continued softness in core service activity levels. Pressure on core services constrained core internal revenue growth and total internal revenue growth to 1% in the quarter.

The Company reported gross profits (excluding depreciation and amortization) of $480 million with its gross profit margin improving from 58.9% in the fourth quarter of 2009 to 60.8% in the fourth quarter of 2010. These gains were supported by higher storage gross margins, particularly in the North American segment. Continued benefits from productivity initiatives drove higher service margins, which were also a key contributor to our improved gross profit performance.

Adjusted operating income before depreciation, amortization and goodwill impairment (Adjusted OIBDA) for the quarter was $239 million, up 4% compared to the fourth quarter of 2009. Selling, general and administrative costs in the fourth quarter were up 5% compared to the prior year period driven by select investments in growth and operational initiatives.

Operating income for the fourth quarter of 2010 was $124 million compared to $147 million for the fourth quarter of 2009. Included in operating income in 2010 is an additional $29 million goodwill impairment charge recorded in the Worldwide Digital Business segment based on the final valuation of the digital business completed during the quarter. The total goodwill impairment charge of $284 million, of which an estimate of $255 million was originally recorded in the third quarter of 2010, reflects the impact of a combination of factors including on-going economic pressures on the digital business and recent challenges specifically related to the eDiscovery business such as reduced average matter size and lower pricing. This non-cash charge does not impact revenue, Adjusted OIBDA, Adjusted EPS or FCF. The Company has taken proactive steps to improve segment performance including changes in leadership, integrating sales and marketing efforts to drive higher growth and integrating certain support functions to drive cost efficiency.

Net income attributable to Iron Mountain Incorporated for the quarter was $33 million, or $0.16 per diluted share, compared to net income attributable to Iron Mountain of $61 million, or $0.30 per diluted share, for the fourth quarter of 2009. The decrease in reported earnings was driven primarily by the $29 million goodwill impairment charge discussed above and a higher effective tax rate. The goodwill impairment charge was partially offset by higher Adjusted OIBDA and lower interest expense due to the $200 million partial redemption of the Company’s 7-3/4% senior subordinated notes due 2015 completed in the third quarter.

The structural tax rate for the fourth quarter was 39%, in line with our expectations. Including the impact of discrete tax items, primarily related to the goodwill impairment charge, the effective tax rate for the quarter was 54%. There was minimal tax benefit associated with the goodwill impairment charge as the majority of the goodwill associated with the Worldwide Digital business is non-deductible. Adjusted EPS for the quarter was $0.30 per diluted share, an increase of 11% compared to the same prior year period. (See Appendix B)

Capital expenditures, excluding real estate, incurred in 2010 totaled $253 million, or 8.1% of revenues. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and reductions due to moderated growth rates.

The Company’s FCF for the year ended December 31, 2010 was $373 million, an 11% increase compared to $336 million for the year ended December 31, 2009. Higher Adjusted OIBDA and lower capital expenditures in 2010 compared to the same prior year period drove the increase in FCF. As of December 31, 2010, the Company had more than $1 billion of liquidity, including cash of $259 million and availability under its revolving credit facility of $763 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 2.9 times at December 31, 2010. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility. In January 2011, the Company used cash on hand and borrowings under its revolving credit facility to redeem the remaining $231 million of its 7-3/4% senior subordinated notes due 2015. This transaction will save the Company approximately $15 million annually in interest expense.

See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Dividends and Share Repurchases

On December 13, 2010, the Company announced that its board of directors declared a quarterly dividend of $0.1875 per share for shareholders of record as of December 27, 2010, which was paid on January 14, 2011. This represents an increase of 200% over the quarterly dividend previously paid. During the fourth quarter of 2010, the Company repurchased 0.8 million shares of its common stock for a total aggregate purchase price of approximately $17 million under its existing share repurchase program. As of December 31, 2010, the Company had repurchased an aggregate of 4.8 million shares for a total cost of approximately $111 million. As of December 31, 2010, there was approximately $239 million remaining under the existing authorization for future share repurchases.

Acquisitions & Divestitures

Since the third quarter of 2010, the Company has acquired two information management businesses in its North American Physical segment. Two new markets were added to the International Physical segment with acquisitions in Hungary and Serbia, and the company acquired the remaining 80% equity in its Polish joint venture. These European acquisitions are important additions to the International segment and fit well with Iron Mountain’s acquisition strategy, which focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

The Company is maintaining a measured outlook on revenue growth while calling for continued solid Adjusted EPS growth and FCF performance. Our outlook is for reported revenue growth in 2011 to be in the 2% to 4% range for the full year supported by internal growth in the range of 0% to 2%. The Company refined its full year guidance to reflect current service activity trends, current recycled paper price levels and lower expectations for revenues in eDiscovery. We expect growth to be supported by progress in the area of new sales and continued solid gains in international markets. For 2011, we are expecting acquisitions and foreign currency rate changes to add 1% to 2% to total revenue growth based on recent exchange rates. We are also targeting solid underlying gains in Adjusted OIBDA supported by continued focus on productivity improvement in our North American field and support operations and progress in strengthening international returns. These gains will enable us to pursue targeted investments in sales and marketing capabilities in support of accelerated new sales growth. On a reported basis, our outlook is for Adjusted OIBDA growth in 2011 to be in the 0% to 3% range. This outlook assumes a return to normal incentive compensation levels in 2011, following lower than normal payouts in 2010. Adjusted EPS will further benefit from lower interest expense and reduced shares outstanding as a result of our share repurchase activity. The Company now expects Adjusted EPS to be in the range of $1.21 to $1.30 per diluted share, yielding 5% to 13% growth compared to 2010. The Company expects capital expenditures for the year to be approximately $245 million. Our 2011 outlook is for FCF to be in the range of $375 million to $410 million supported by lower expected interest expense and capital expenditures. The calculation of Adjusted EPS assumes a 39% structural tax rate and 200 million shares outstanding.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	Year Ending December 31, 2011		% Growth vs. 2010
	Low	High	As Reported
Revenues	$3,175	$3,240	2% - 4%
Adjusted OIBDA	$941	$971	0% - 3%
Adjusted EPS	$1.21	$1.30	5% - 13%
FCF	$375	$410	1% - 10%
Capital Expenditures	~245

Iron Mountain’s conference call to discuss its fourth quarter and full year 2010 financial results and full year 2011 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2011 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our expected continued productivity improvements, international expansion and intent and ability to repurchase shares and pay dividends. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which the Company fails to protect its customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) the cost or potential liabilities associated with real estate necessary for the Company’s business; (vi) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (vii) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (viii) in the various digital businesses in which the Company is engaged, the Company’s ability to keep up with rapid technological changes, evolving industry expectations and changing customer requirements or competition for customers; (ix) claims that the Company’s technology violates the intellectual property rights of a third party; (x) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xi) the impact of alternative, more attractive investments on dividends or stock repurchases; (xii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiii) other trends in competitive or economic conditions affecting the Company’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)	Q4/2009	Q4/2010	Inc (Dec)	FY/2009	FY/2010	Inc (Dec)
Revenues	$779	$789	1%	$3,014	$3,128	4%

Gross Profit (excluding D&A)	$459	$480	4%	$1,742	$1,873	8%
Gross Margin %	58.9%	60.8%		57.8%	59.9%

Adjusted OIBDA	$230	$239	4%	$868	$945	9%
Adjusted OIBDA Margin %	29.5%	30.3%		28.8%	30.2%

Operating Income (Loss)(1)	$147	$124	(15)%	$549	$324	(41)%
Interest Expense, net	$58	$53	(9)%	$228	$221	(3)%

Provision for income taxes	$27	$40	49%	$111	$150	36%
Effective tax rate	29.1%	53.6%		33.2%	148.6%

Net Income (Loss) Attributable to Iron Mountain	$61	$33	(46)%	$221	$(54)	(124)%
EPS – Diluted	$0.30	$0.16		$1.08	$(0.27)
Adjusted EPS – Diluted	$0.27	$0.30	11%	$0.98	$1.15	17%

(1) Includes non-cash goodwill impairment charges of $29 million and $284 million in Q4/2010 and FY/2010, respectively.

Major Components of Other Income (Expense), net:
Foreign Currency Exchange Gains (Losses)	$2	$(1)		$12	$(5)
Change in Iron Mountain Europe (IME) Fiscal Year End	$--	$--		$--	$(5)
Early Debt Extinguishment	$--	$--		$(3)	$(2)
Sale of Domain Name Management Product Line	$--	$--		$--	$7

Components of Revenue Growth:	Q4/2010	FY/2010
Storage internal growth rate	2%	3%
Core service internal growth rate	(2)%	(1)%
Core revenue internal growth rate	1%	1%
Complementary service internal growth rate	5%	9%
Total internal growth rate	1%	2%
Impact of acquisitions/divestitures	<1%	<1%
Impact of foreign currency fluctuations	0%	~1%
Total revenue growth	1%	4%
Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency rate fluctuations, acquisitions and divestitures.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

Constant Currency Growth Rates	Three Months Ended December 31, 2010		Year Ended December 31, 2010
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	1%	1%	4%	3%
Adjusted OIBDA	4%	4%	9%	8%
Depreciation and Amortization	4%	4%	8%	7%
Operating Income	(15)%	(16)%	(41)%	(42)%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2009 results at the 2010 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness. As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal/writedown of property, plant and equipment, net; (b) goodwill impairment charges; (c) other (income) expense, net; (d) tax impact of reconciling items and discrete tax items; and (e) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and net income (loss) attributable to Iron Mountain (in millions):

		Three Months Ended December 31,		Year Ended December 31,
		2009	2010	2009	2010
Adjusted OIBDA		$230	$239	$868	$945
Less:	(Gain)Loss on disposal/writedown of PP&E, net	--	--	--	(6)
	Goodwill impairment charge	--	29	--	284
	Depreciation and Amortization	83	86	319	344
Operating Income		$147	$124	$549	$324
Less:	Interest Expense, net	58	53	228	221
	Other (Income) Expense, net	(2)	(2)	(12)	2
	Provision for Income Taxes	27	40	111	150
	Noncontrolling Interests	3	1	1	5
Net Income (Loss) Attributable to Iron Mountain Incorporated		$61	$33	$221	$(54)
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

		Year Ended December 31,
		2009	2010
Free Cash Flows Before Acquisitions and Discretionary Investments		$336	$373
Add:	Capital Expenditures (excluding real estate), net(1)	271	239
	Additions to Customer Acquisition Costs	11	13
Cash Flows From Operating Activities		$617	$625
Columns may not foot due to rounding.

(1) The 2010 results include $11 million incurred by Iron Mountain Europe in November and December 2009 prior to the change in its fiscal year end.

Adjusted EPS – Fully Diluted reconciled to Reported EPS – Fully Diluted:
		Three Months Ended December 31,		Year Ended December 31,
		2009	2010	2009	2010
Adjusted EPS – FD		$0.27	$0.30	$0.98	$1.15
Less:	(Gain) Loss on disposal/writedown of PP&E, net	0.00	0.00	0.00	(0.03)
	Goodwill impairment charge	0.00	0.14	0.00	1.40
	Other (Income) Expense, net	(0.01)	(0.01)	(0.06)	0.01
	Tax impact of reconciling items and discrete tax items	(0.04)	0.00	(0.05)	0.02
	Noncontrolling Interests	0.02	0.01	0.01	0.02
Reported EPS – FD		$0.30	$0.16	$1.08	$(0.27)
Weighted average common shares outstanding – Diluted (000s)		204,680	200,931	204,271	201,991
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
REVENUES:
Storage	$430,574	$439,740	$1,667,642	$1,731,695
Service	348,762	348,938	1,345,953	1,395,854

Total Revenues	779,336	788,678	3,013,595	3,127,549

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	320,066	308,923	1,271,214	1,254,198
Selling, General and Administrative	229,479	241,139	874,359	927,873
Depreciation and Amortization	82,684	85,894	319,072	344,283
Goodwill Impairment	-	28,785	-	283,785
Loss (Gain) on Disposal / Writedown of Property, Plant and Equipment, Net	463	(466)	406	(6,143)

Total Operating Expenses	632,692	664,275	2,465,051	2,803,996

OPERATING INCOME	146,644	124,403	548,544	323,553

INTEREST EXPENSE, NET	57,625	52,522	227,790	220,986
OTHER (INCOME) EXPENSE, NET	(2,230)	(1,900)	(12,079)	1,772

Income Before Provision for Income Taxes	91,249	73,781	332,833	100,795

PROVISION FOR INCOME TAXES	26,576	39,547	110,527	149,787
NET INCOME (LOSS)	64,673	34,234	222,306	(48,992)

Less: Net Income Attributable to the Noncontrolling Interests	3,419	1,216	1,429	4,908

Net Income (Loss) Attributable to Iron Mountain Incorporated	$61,254	$33,018	$220,877	$(53,900)

EARNINGS (LOSSES) PER SHARE – BASIC AND DILUTED:
NET INCOME (LOSS) ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.30	$0.16	$1.09	$(0.27)
NET INCOME (LOSS) ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.30	$0.16	$1.08	$(0.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	203,464	200,126	202,812	201,991
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	204,680	200,931	204,271	201,991

Adjusted Operating Income before Depreciation, Amortization and Goodwill Impairment	$229,791	$238,616	$868,022	$945,478

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2009	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$446,656	$258,693
Restricted Cash	-	35,105
Accounts Receivable (less allowances of $25,529 and $25,874, respectively)	585,376	575,827
Other Current Assets	179,393	185,553
Total Current Assets	1,211,425	1,055,178

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,184,631	4,363,229
Less: Accumulated Depreciation	(1,616,431)	(1,844,117)
Property, Plant and Equipment, net	2,568,200	2,519,112

OTHER ASSETS:
Goodwill, net	2,534,713	2,323,964
Other Non-current Assets, net	532,496	497,545
Total Other Assets	3,067,209	2,821,509

Total Assets	$6,846,834	$6,395,799

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$40,561	$96,990
Other Current Liabilities	774,153	757,944
Total Current Liabilities	814,714	854,934

LONG-TERM DEBT, NET OF CURRENT PORTION	3,211,223	2,912,465
OTHER LONG-TERM LIABILITIES	663,426	665,138

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	2,153,367	1,955,845
NONCONTROLLING INTERESTS	4,104	7,417

TOTAL EQUITY	2,157,471	1,963,262

Total Liabilities and Equity	$6,846,834	$6,395,799

CONTACT:
Investor Relations Contact:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com